Exhibit 2.3

ASSET PURCHASE AGREEMENT

Between

GUIYANG LONGMASTER INFORMATION TECHNOLOGY CO., LTD.

(as Seller)

and

BEIJING DAVIDHILL INTERNET TECHNOLOGY SERVICE CO., LTD.

(as Purchaser)

Dated as of July 1, 2004

i

EXHIBITS

Exhibit A	Form of Assumption Agreement

Exhibit B	Form of Bill of Sale and Assignment

Exhibit C	Form of Employment Contract

Exhibit D	Form of Intellectual Property Assignment and License Agreement

Exhibit E	Form of Employment Contract for Key Employees

Exhibit F	Allocation of Purchase Price and Invoices

Exhibit G	Form of Legal Opinion of Seller’s Counsel

DISCLOSURE SCHEDULE

2.01(b)(iii)	Excluded Seller Property and Assets

2.02(a)	Assumed Contracts

3.04	Consents and Approvals of the Seller

3.05	Financial Statements

3.06	Liabilities

3.08(b)	License

3.10(a)	Business Contracts

3.11(a)	Personal Property

3.12(a)	Seller Intellectual Property

3.13	Leased Real Property

3.15	Social Insurance

3.19	Employees

4.05	Consents and Approvals of the Purchaser

     ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 1, 2004, by and between GUIYANG LONGMASTER INFORMATION TECHNOLOGY CO., LTD., a limited liability company established under the laws of the People’s Republic of China (the “Seller”), and BEIJING DAVIDHILL INTERNET TECHNOLOGY SERVICE CO., LTD., a wholly foreign-owned enterprise established under the laws of the People’s Republic of China (the “Purchaser”).

RECITALS

     WHEREAS, the Seller is engaged in the business of (i) developing and operating instant messaging systems, including the Longmaster UC Product and (ii) providing online services (including, without limitation online gaming, chat rooms, forum, short messaging and advertisement services) on the platform of instant messaging systems (collectively, the “Business”) at various locations in the People’s Republic of China (the “PRC”);

     WHEREAS, the Seller wishes to restructure its business and transfer the Business and the relevant assets and property to the Purchaser for its possession and operation;

     WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all property and assets in relation to the Business, and assume certain obligations in relation thereto, all upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Seller and the Purchaser hereby agree as follows:

ARTICLE 1

DEFINITIONS

     SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:

     “Assumption Agreement” means the Assumption Agreement to be executed by the Purchaser and the Seller on the Closing Date, substantially in the form of Exhibit A.

     “Bill of Sale” means the Bill of Sale and Assignment to be executed by the Seller on the Closing Date, substantially in the form of Exhibit B.

     “Personal Property” means all machinery, equipment, fixtures, furniture, office equipment, communications equipment, vehicles, components, accessories and spare parts, and other tangible personal property used or held for use by the Seller at the locations at which the Business is conducted or otherwise owned or held by the Seller at the Closing Date for use in the conduct of the Business.

     “Law” means any PRC national, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

     “Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, tax liens), lease, license, encumbrance, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     “Ancillary Agreements” means the Assignment of Intellectual Property, the Assumption Agreement and the Bill of Sale.

     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     “To the best knowledge of the Seller” means any facts or circumstances to the knowledge of the Seller or any of its stockholder, director, general manager and executives at a level higher than any responsible person in charge of a department or branch after due diligence or enquiry.

     “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

     “Accounting Rules” means the financial and accounting laws, statutes, regulations, rules, guidelines, standards and systems promulgated by any Governmental Authority (including the Chinese Institute of Certified Public Accountants).

     “Longmaster UC Product” means the Longmaster Instant Messaging systems (Version 2.4 and the versions subsequent thereto), an open instant messaging entertainment platform developed and operated by the Seller on which the users can talk, watch and play by adopting humanized design, such as free convertible backgrounds, personalized online mood, in combination with video telephone, group messages, document inter-forwarding and online games while chatting.

     “Employment Contract” means the employment contract to be executed by each Employee on or prior to the Closing Date, substantially in the form of Exhibit C.

     “Seller Intellectual Property” means the Intellectual Property owned by the Seller and used in connection with the Business.

     “Seller IP Agreements” means (a) licenses of Seller Intellectual Property by the Seller to third parties, (b) licenses of Intellectual Property related to the Business by third parties to the Seller, (c) agreements between the Seller and third parties relating to the development or use of Intellectual Property that are used in connection with the Business and (d) consents, settlements, decrees, orders, injunctions, decisions, judgments or ruling governing the use, validity or enforceability of Seller Intellectual Property.

     “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser.

     “Claims” means any and all administrative or judicial actions, suits, petitions, appeals, demands, demand letters, claims (including, but not limited to, third-party claims), notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

     “RMB” means Renminbi Yuan, the lawful currency of the PRC.

     “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

     “Software” means computer software, programs and databases in any form, including Internet web sites, domain names, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

     “Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, geographical indicators, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including, but not limited to, the goodwill of the business symbolized thereby or associated therewith, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

     “Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information, including , but not limited to, manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

     “Acquisition Documents” means this Agreement, Ancillary Agreements and any certificates, Financial Statements, reports or other documents to be submitted pursuant to this Agreement or the transactions contemplated hereby.

     “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, payroll, employment, social security, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

     “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     “Licensed Intellectual Property” means Intellectual Property licensed to the Seller pursuant to the Seller IP Agreements and used in connection with the Business.

     “Business Contracts” means all contracts, agreements, leases, licenses, sublicenses, commitments, sales and purchase orders and other instruments relating to the Business, whether written, oral or otherwise.

     “Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing.

     “Employees” means any and all employees of the Seller listed on Disclosure Schedule 3.19(b).

     “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     “Governmental Authority” means any PRC national, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     “Governmental Order” means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     “Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets, (e) Software and (f) any other right of a similar nature to the foregoing, now known or later arising.

     “Assignment of Intellectual Property” means the Intellectual Property Assignment and License Agreement to be executed between the Seller and the Purchaser on the Closing Date, substantially in the form of Exhibit D.

     “Material Adverse Effect” means any circumstance, change in or effect on the Business or the Seller that, individually or in the aggregate with all other circumstances, changes in or effects on the Business or the Seller: (a) is materially adverse to the operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or the Seller or (b) is reasonably likely to materially adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by the Seller.

     “Leased Real Property” means the real property leased by or on behalf of the Seller (to be used in connection with or related to the Business), including, but not limited to, all buildings or building units located thereon, fixtures and facilities, devices and equipment attached thereto.

     “Key Employees” means all employees of the Seller listed on Disclosure Schedule 3.19(a).

     “Employment Contract for Key Employees ” means the employment contract to be executed by each Key Employee on or prior to the Closing Date, substantially in the form of Exhibit E.

     “Copyrights” means mask works, rights of publicity and privacy, and copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral rights thereto and all other rights associated therewith.

     “Patents” means PRC, foreign and international patents, patent applications and statutory invention registrations, including invention patents, utility model patents, design patents, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

     “Owned Real Property” means the real estate owned by the Seller (to be used in connection with or related to the Business), including, but not limited to, land use right, buildings or building units located thereon and other structures and facilities, and all fixtures, systems, equipment, items and other real property owned by the Seller attached or appurtenant thereto, and all easements, licenses, right of use of public items and other rights as required by law or as agreed relating to the foregoing.

     SECTION 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Financial Statements”	3.05(a)
“Assumed Liabilities”	2.02(a)
“Excluded Liabilities”	2.02(b)
“Excluded Assets”	2.01(b)
“Transferred Employee”	5.10(a)
“Company Marks”	5.07(a)
“Acquired Assets”	2.01(a)
“Records”	2.01(a)(v)
“Closing”	2.04
“Closing Date”	2.04
“Purchaser”	Preamble
“Purchase Price”	2.03(a)
“Seller”	Preamble
“Third Party Claims”	8.03(b)
“Social Insurance”	3.15
“Indemnified Party”	8.02(a)
“Losses”	8.02(a)
“Approvals”	3.04(a)
“Restricted Period”	5.08(a)
“Agreement”	Preamble
“License”	5.07(a)
“License Term”	5.07(a)
“Permits”	3.08(b)

Definition	Location
“Business”	Preamble
“Business Contracts”	3.10(a)
“Operating Data”	3.05(c)
“PRC”	Recitals
“Commission”	10.11(a)

     SECTION 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(i)	when a reference is made in this Agreement to an Article, Section, Exhibit or Disclosure Schedule, such reference is to an Article or Section of, or an Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated;

(ii)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iv)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(v)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vi)	any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(vii)	references to a Person are also to its permitted successors and assigns; and

(viii)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE 2

PURCHASE AND SALE

     SECTION 2.01 Purchase and Sale of Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller, all the assets, property, goodwill and business of every kind and description and wherever located, whether tangible or intangible, directly or indirectly owned by the Seller or to which it is directly or indirectly entitled and belonging to or used or intended to be used in the Business, other than the Excluded Assets (the assets to be purchased by the Purchaser being referred to as the “Acquired Assets”), including, without limitation, the following:

(i)	the Business as a going concern;

(ii)	all rights of the Seller in respect of Leased Real Property listed on Disclosure Schedule 3.13;

(iii)	all Personal Property listed on Disclosure Schedule 3.11(a);

(iv)	all Receivables;

(v)	all original copies (or duplicate copies, if such original copies are not available due to lawful limitation) of books of account, financial, tax and personnel records, invoices, receipts, supplier lists, customer lists, customer information, business analysis and statistical data reports, correspondence, sales and promotional literature and other materials related to the development, operation and expansion of Business, and other documents, records and files in connection with the Business (collectively, the “Records”) other than organization documents, minutes and stock record books and the corporate seal of the Seller;

(vi)	all the Seller’s right, title and interest in, to and under the Seller Intellectual Property and the Seller IP Agreements, copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, including, without limitation, the items listed on Disclosure Schedule 3.12;

(vii)	all the Seller’s rights of recovery or rights of setoff of any kind against third parties related to the Business, including, without limitation, rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by manufacturers or suppliers of products, materials or equipment, or components thereof;

(viii)	all rights of the Seller under the contracts, agreements, license, sublicense, commitments, confirmation letter, and under all bids and offers related to the Business.

     (b) Notwithstanding anything in Section 2.01(a) to the contrary, the Acquired Assets shall exclude the following assets and property owned by the Seller (the “Excluded Assets”):

(i)	all cash and marketable securities and bank accounts;

(ii)	all tax returns of the Seller and all applications and approvals in respect of the Taxes, other than those related to the Business or Acquired Assets;

(iii)	the property and assets unrelated to the Business listed on Disclosure Schedule 2.01(b)(iii);

(iv)	all rights of the Seller under this Agreement and the Ancillary Agreements.

     SECTION 2.02 Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions of this Agreement (including, without limitation, paragraph (b) of this Section 2.02), at the Closing, the Purchaser shall, pursuant to the Assumption Agreement, assume and shall agree to pay, perform and discharge all liabilities of the Seller arising after the closing under the contracts or agreements assumed by the Purchaser listed on Disclosure Schedule 2.02(a) (other than liabilities or obligations attributable to any failure by the Seller to comply with the terms thereof) (the “Assumed Liabilities”). The parties agree to update Disclosure Schedule 2.02(a) no later than the working day immediately before the Closing Date and update the schedules attached to the Assumption Agreement to be executed by the parties on the Closing Date accordingly.

     (b) Notwithstanding subsection (a) above, the Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, all Liabilities of the Business as of the Closing Date other than the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation:

(i)	all Liabilities arising from or related to the use of any Intellectual Property in the operation of the Business on or prior to the Closing Date;

(ii)	all Taxes now or hereafter owed by the Seller or any Affiliate of the Seller, or attributable to the Acquired Assets or the Business, relating to any period, or any portion of any period, on or prior to the Closing Date;

(iii)	all liabilities arising from the infringement of any right of privacy, reputation and other personal rights in connection with the conduct of Business on or prior to the Closing Date;

(iv)	all Losses;

(v)	all Liabilities relating to or arising from the Excluded Assets; and

(vi)	all Liabilities not expressly assumed by the Purchaser pursuant to the Assumption Agreement.

     SECTION 2.03 Purchase Price; Allocation of Purchase Price. (a) The purchase price for the Acquired Assets shall be one million seven hundred thousand Renminbi Yuan (RMB 1,700,000) (the “Purchase Price”).

     (b) The sum of the Purchase Price, determined based on the evaluation of the Acquired Assets, shall be allocated among the Acquired Assets as of the Closing Date for all purposes (including, without limitation, financial, accounting and tax purposes) in accordance with Exhibit F. If the relevant tax authorities challenge such allocation method, the parties agree to make a reasonable adjustment to Exhibit F to meet the requirements of such tax authorities.

     SECTION 2.04 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Acquired Assets contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 2318 China World Tower Two, 1 Jianguomenwai Dajie, Beijing, at 10:00 A.M. Beijing time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article 7, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

     SECTION 2.05 Closing Deliveries by the Seller. (a) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(i)	the Bill of Sale;

(ii)	executed counterparts of the Assumption Agreement and the Assignment of Intellectual Property;

(iii)	revised Disclosure Schedule updating the information shown thereon to the Closing Date, in form and substance acceptable to the Purchaser;

(iv)	ordinary tax invoices for personal property as identified in Exhibit F; and

(v)	the opinions, certificates and other documents required to be delivered pursuant to Section 7.02.

     SECTION 2.06 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

(i)	the bank certificate for the remittance of the Purchase Price by wire transfer in immediately available funds to the bank account to be designated by the Seller in a written notice at least five Business Days before the Closing;

(ii)	executed counterparts of the Assumption Agreement and the Assignment of Intellectual Property; and

(iii)	the certificates and other documents required to be delivered pursuant to Section 7.01.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

     As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

     SECTION 3.01 Legal Capacity of the Seller. The Seller is a limited liability company duly organized and validly existing under the laws of the PRC and has full capacity and power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     SECTION 3.02 Authority of the Seller. The Seller has all necessary power and authority to enter into this Agreement and each of the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) constitute legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

     SECTION 3.03 No Conflict. (a) The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements do not and will not (i) contravene or conflict with the articles of association of the Seller or any board or shareholder resolutions of the Seller, (ii) (assuming that all of the Approvals are obtained) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or contract or other document to which the Seller is a party or by which any portion of the Acquired Assets or the Business is bound, or (iii) contravene or conflict with any Laws binding upon the Seller. The Seller has provided the Purchaser with a copy of the articles of association of the Seller effective as of the date hereof.

     (b) There is no agreement, contract, commitment or requirement of any kind arising from the prior business relationships between the Seller and any third party that restricts in any way (i) the conduct of the Business by the Seller, (ii) the transfer of the Acquired Assets to the Purchaser pursuant to this Agreement, or (iii) the ownership, use, transfer or disposal of the Acquired Assets by the Purchaser or the conduct of the Business by the Purchaser after the Closing.

     SECTION 3.04 Consents and Approvals. (a) The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller do not and will not require (i) any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as described on Disclosure Schedule 3.04(a) or (ii) any third party consent, approval, authorization or action, except as described on Disclosure Schedule 3.04(b) (collectively, the “Approvals”).

     (b) To the best knowledge of the Seller, there is no reason why any Approval necessary for the consummation of the transactions contemplated by this Agreement will not be received.

     SECTION 3.05 Financial Information. (a) True and complete copies of the audited balance sheet of the Seller ended as of December 31, 2003 and the unaudited balance sheet of the Seller ended as of March 31, 2004, and the related statements of income and cash flow statements, together with all related notes and schedules thereto (collectively referred to herein as the “Financial Statements”) have been delivered by the Seller to the Purchaser. The Financial Statements are attached to Disclosure Schedule 3.05.

     (b) The books of accounts and other financial records of the Business: (i) reflect all items of costs, expenses, income, assets and liabilities required to be reflected therein in accordance with Accounting Rules or past practice of the Seller, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

     (c) The Seller has provided the Purchaser with the maximum concurrent number of the users and registered users for each month of 2003 and the first four months of 2004 and the related analysis of the distribution in respect of region, age and sex (collectively, the “Operating Data”). The Operating Data have been collected and prepared from the relevant user database of the Seller, and are complete and accurate.

     SECTION 3.06 Absence of Undisclosed Liabilities. There are no liabilities of the Seller related to the Business, other than liabilities (i) reflected on Disclosure Schedule 3.06, (ii) incurred upon execution hereof in the ordinary course of business, consistent with past practice, and (iii) provided herein.

     SECTION 3.07 Actions. There are no Actions by or against the Seller or affecting any of the Acquired Assets or the Business pending before any Governmental Authority (or, to the best knowledge of the Seller, threatened to be brought by or before any Governmental Authority). Neither the Seller nor any of its assets or property, including, without limitation, the Acquired Assets, is subject to any Governmental Order (nor, to the best knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or thereby.

     SECTION 3.08 Compliance with Laws. (a) The Seller has conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Seller, the Acquired Assets or the Business, and the Seller is not in violation of any such Law or Governmental Order.

     (b) The Seller has all governmental licenses, approvals, permits, registration certificates and similar authorizations necessary to carry on the Business currently conducted by the Seller (collectively referred to herein as the “Permits”). Disclosure Schedule 3.08(b) sets forth a true and complete list of all Permits currently held by the Seller. The Seller is not in default under any of such Permits. All such Permits are still valid and have not expired, and there are no events that could cause such Permits to be revoked or terminated.

     SECTION 3.09 Environmental Matters. No permits with respect to the protection of environment shall be applied or held for the conduct of the Business by the Seller, and the Seller is in compliance with the relevant Laws with respect to the protection of environment.

     SECTION 3.10 Business Contracts. (a) Disclosure Schedule 3.10(a) lists all business contracts (collectively, the “Business Contracts”).

     (b) Each Business Contract: (i) is valid and legally binding on the parties thereto and is in full force and effect, (ii) is freely and fully assignable to the Purchaser without penalty, liability for breach or other adverse consequences and there is no event that may restrict or prohibit such transfer as required by law or as agreed upon by the parties and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, shall continue in full force and effect without penalty, liability for breach or other adverse consequence. The Seller is not in breach of any Business Contract.

     (c) No other party to any Business Contract is in breach thereof or default thereunder, and the Seller has not received any notice of termination, cancellation, breach or default under any Business Contract.

     (d) The Seller has made available to the Purchaser true and complete copies of all Business Contracts.

     (e) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the Acquired Assets.

     SECTION 3.11 Tangible Real Property. (a) Disclosure Schedule 3.11(a) lists all items of the owned Personal Property of the Seller and the original book value, net book value and the time of acquisition thereof;

     (b) Disclosure Schedule 3.11(b) lists all the specific items of the Personal Property leased by the Seller from the third parties and the monthly rent, commencement date and number of such leases.

     SECTION 3.12 Intellectual Property. (a) Disclosure Schedule 3.12 lists a brief description, including a complete identification, of all items comprising the Seller Intellectual Property. All items as set forth on Disclosure Schedule 3.12, constitute all the Intellectual Property used in the conduct of the Business by the Seller prior to the Closing or intended to be used in the conduct of the Business by the Purchaser following the Closing, and there are no other items of Intellectual Property that are material to the Business.

     (b) The Seller is the exclusive owner of the entire and unencumbered right, title and interest in and to the Seller Intellectual Property and the Seller IP Agreements, and Seller has a valid right to use the Seller Intellectual Property and those under the Seller IP Agreements in the ordinary course of the Business as presently conducted or as contemplated to be conducted.

     (c) The Seller has complied with all Laws and Governmental Orders relating to filings, extensions or amendments necessary for maintaining or protecting the Seller’s rights, title and interest in and to the Seller Intellectual Property and Licensed Intellectual Property and have paid in full all applicable fees in connection therewith.

     (d) The use of the Seller Intellectual Property in connection with the conduct of the Business as presently conducted or as contemplated to be conducted has not conflicted and will not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights of any third party, and no Actions or Claims are pending or, to the best knowledge of the Seller, threatened against the Seller alleging any of the foregoing.

     (e) To the best knowledge of the Seller, no Person is engaging in any activity that infringes the Seller Intellectual Property. The Seller has not granted any license or other right to any third party with respect to the Seller Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in (i) any infringement, misappropriation or other violation of the Intellectual Property or other proprietary rights of any third party or (ii) the termination or impairment of any of the Seller Intellectual Property.

     (f) No Seller Intellectual Property is subject to any outstanding Governmental Order restricting the use of such Seller Intellectual Property or that would impair the validity or enforceability of such Seller Intellectual Property.

     (g) No Actions or Claims have been asserted or are pending or, to the best knowledge of the Seller, threatened against the Seller (i) challenging or seeking to deny or restrict the use by the Seller of any of the Seller Intellectual Property, (ii) alleging that any services provided by or processes used by the Seller in the conduct of the Business as presently conducted or as contemplated to be conducted infringe or misappropriate any Intellectual Property of any third party.

     (h) Each latest version of the Software as strictly tested by the Seller in accordance with the industry practice listed on Disclosure Schedule 3.12 is free of all viruses, worms, trojan horses and other material known contaminants and, upon execution of this Agreement, does not contain any bugs, errors, or problems of a material nature that would disrupt its operation and result in the failure to continue to operate after the disruption thereof. The Software and any part thereof shall have been: (i) “the software developed during the course of employment” (as defined in the Rules on the Protection of Computer Software) by the employees of the Seller within its work scope, or (ii) compiled by other Persons who have entered into a written agreement pursuant to which such Persons shall transfer all rights in such compiled software to the Seller, and the Seller has provided copies of all such agreements to the Seller. No rights in the Software listed on Disclosure Schedule 3.12 have been transferred to any third party except to the customers or users of the Business to whom the Seller has licensed such Software in the ordinary course of Business. The Seller has provided the Purchaser with (i) the source code and the development process of the Software (including Version 2.4 and all versions subsequent versions thereto and modifications thereof) and (ii) a list of all software tools, library function and other software developed by the Seller or any third party as used or currently used in the development of Software or necessary for the operation or modification of the Software. All such source code, software tools, library function and other software are lawfully possessed by the Seller. The Seller shall be entitled to the free use of such source code, software tools, library function and other software for the operation of Business, and has provided the Purchaser with all written agreements in connection with the use of such source code, software tools, library function and other software.

     (i) The Seller has taken reasonable measures in accordance with normal industry practice to maintain the confidentiality of the Trade Secrets and other confidential Intellectual Property used in connection with the Business. Each director, manager and other employee of the Seller has entered into a written agreement with the Seller under which it undertakes to treat as confidential the Trade Secrets and other confidential Intellectual Property in connection with the Business acquired during the course of its employment, and to transfer any invention relating to its duties made during the course of its employment and any reasonable period thereafter. To the best knowledge of the Seller, (i) no Person has misappropriated any material trade secrets or other material confidential Intellectual Property relating to the Business; (ii) no shareholder, director, manager, or other employee and agent of the Seller has misappropriated any trade secrets of any other Person in the course of performing its duties in connection with the Business; and (iii) no shareholder, director, manager, or other employee and agent of the Seller has been in breach of or default under any terms of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

     SECTION 3.13 Leased Real Property. (a) Disclosure Schedule 3.13 lists: (i) the detailed address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms and rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property.

     (b) The Seller has no owned real property related to the Business.

     SECTION 3.14 Assets. (a) The Seller owns, or is entitled to use, all the property and assets used or intended to be used in the Business, including, without limitation, the Owned Intellectual Property, Leased Real Property and Personal Property other than Excluded Assets. The Seller owns, leases or has the legal right to use all the Acquired Assets. The Seller has good and marketable title to, or, in the case of leased Acquired Assets, valid and subsisting leasehold interests in, all the Acquired Assets, free and clear of all Encumbrances.

     (b) The Acquired Assets constitute all of the assets, property and rights necessary for the operation of the Business. The Seller has caused the Acquired assets to be maintained in accordance with good business practice, and all the Acquired assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

     (c) The Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Acquired Assets to the Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Seller in the Acquired assets, free and clear of any Encumbrances and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

     SECTION 3.15 Social Insurance Matters. The Seller has complied with all applicable Laws relating to social insurance, including without limitation, pension, medical insurance, work-related injury insurance and unemployment insurance (collectively, “Social Insurance”). All contributions or payments required to be made by the Seller with respect to any Social Insurance have been made on or before their due dates. Except as described on Disclosure Schedule 3.15, all such contributions or payments required to be made by any Employees of the Seller with respect to any Social Insurance have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any Employees of the Seller.

     SECTION 3.16 Labor Matters. There are no controversies, slowdowns or work stoppages pending or, to the knowledge of the Seller, threatened, between the Seller and any of its employees, and the Seller has not experienced any such controversy, slowdown or work stoppage within the past three years. There are no unfair labor practice complaints pending or, to the knowledge of the Seller, threatened, against the Seller.

     SECTION 3.17 Certain Interests. No stockholder, officer or director of the Seller and to the best knowledge of the Seller, no spouse or lineal or close relative (or lineal or close relative of such spouse) of any such stockholder, officer or director:

     (a) has any direct or indirect financial interest in any competitor, supplier or customer of the Seller or the Business (not applicable to Guangdong General Digital Investment Consulting Co., Ltd.);

     (b) owns, directly or indirectly (other than through the ownership of Seller’s shares), in whole or in part, or has any other interest in any tangible or intangible property which the Seller uses or has used in the conduct of the Business or otherwise;

     (c) has outstanding any indebtedness to the Seller.

     SECTION 3.18 Taxes. The Seller has timely filed all returns, documents and certificates required to be filed with respect to Taxes pertaining to the Acquired Assets or the Business. The contents of all such returns, documents and certificates are true, correct and complete in all material respects and all Taxes shown thereon as due have been paid. The Seller has not received or expected to receive in the future from any Governmental Authority any written notice of a proposed adjustment, deficiency or underpayment of any Taxes pertaining to the Acquired Assets or the Business and the transaction contemplated hereby will not give rise to any tax adjustment relating to any Acquired Assets by any Governmental Authority. There are no tax liens on any Acquired Assets.

     SECTION 3.19 Employees. (a) Disclosure Schedule 3.19(a) lists the name, the place and date of employment, current salary and bonus and a description of the position and job function of each current executive of the Seller in connection with the Business.

     (b) Disclosure Schedule 3.19(b) lists the name, the date of employment, current salary and bonus and a description of the position and job function of each current salaried employee, officer or director of the Seller whose duties relate to the Business other than those listed on Disclosure Schedule 3.19(a).

     (c) All directors, officers, management employees, and technical and professional employees of the Seller are under written obligation to the Seller to maintain in confidence all confidential or proprietary information in connection with the Business acquired by them in the course of their employment.

     (d) To the best knowledge of the Seller, no key executives or technical employees of the Seller in connection with the Business intend to terminate their employment with the Seller prior to the Closing, and the Seller has not received any oral or written notice thereof. To the best knowledge of the Seller, the employees of the Seller in connection with the Business intend to be employed by the Purchaser as of the Closing Date and continue to work for the operation of the Business.

     SECTION 3.20 Full Disclosure. (a) The Seller is not aware of any facts pertaining to the Seller or the Business which could have a Material Adverse Effect and which have not been disclosed in this Agreement, Disclosure Schedule or the Financial Statements or otherwise disclosed to the Purchaser by the Seller in writing.

     (b) To the best knowledge of the Seller, no representation or warranty of the Seller in this Agreement, nor any document, statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     SECTION 4.01 Legal Capacity of the Purchaser. The Purchaser is a wholly foreign-owned enterprise duly organized and validly existing under the laws of the PRC and has full capacity and power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     SECTION 4.02 Authority of the Purchaser. The Purchaser has all necessary power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

     SECTION 4.03 No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party do not and will not (i) contravene or conflict with the articles of association of the Purchaser or any board resolutions of the Purchaser, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or contract or other document to which the Purchaser is a party, or (iii) contravene or conflict with any Laws binding upon the Purchaser.

     SECTION 4.04 No Actions. Except as disclosed in a written notice given to the Seller by the Purchaser on the date of this Agreement, no Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or thereby.

     SECTION 4.05 Consents and Approvals Except as described on Disclosure Schedule 4.05, the execution, delivery and performance of this Agreement and each Ancillary Agreement by the Purchaser do not and will not require (i) any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or (ii) any third party consent, approval, authorization or action.

ARTICLE 5

ADDITIONAL AGREEMENTS

     SECTION 5.01 Conduct of the Business. (a) From the date of execution hereof until the Closing Date, the Seller shall conduct the Business in the ordinary course consistent with past practice, use its best efforts to preserve intact the Acquired Assets and the relationships with third parties of the Business, and to keep available the services of the employees in connection with the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the prior written consent of the Purchaser, the Seller shall not:

(i)	terminate the lease of “Leased Real Property” or any part thereof;

(ii)	sell, lease, license or otherwise dispose of, or create any Encumbrances on, any Acquired Assets, except (i) pursuant to existing Business Contracts or commitments and (ii) in the ordinary course consistent with past practice;

(iii)	write down or write up any Receivables in connection with the Business on the book;

(iv)	make any express or deemed election with respect to the Taxes of the Seller that may have an impact on the Acquired Assets, or settle or compromise any liability with respect to the Taxes of the Seller (other than those unrelated to the Business);

(v)	approve, or declare the approval of, increase in the salary, wage, bonus, benefit, incentive, pension or any other treatment payable to any employee of the Seller in connection with the Business which makes the total amount of the monthly salary, wage, bonus, benefit, incentive, pension and any other treatment of such employee equal to or in excess of eight thousand Renminbi yuan (RMB8,000) from less than eight thousand Renminbi yuan (RMB8,000);

(vi)	enter into any agreement, arrangement or transaction with any of its directors, executives, employees or shareholders (or any relative, beneficiary, spouse or Affiliate of such Person);

(vii)	terminate or discontinue any portion of any Business, or make any material change to the operation of the Business, or lay off any employee who is material to the Business;

(viii)	disclose any secret or confidential Seller Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Seller Intellectual Property (or any registration or any application relating thereto) to which the Seller is entitled in connection with the Business; or

(ix)	amend, or consent to the termination of, any Business Contract or any of its rights thereunder.

     (b) Any Business Contracts entered into between the Seller and any third party from the date hereof until the Closing Date shall require prior consent of the Purchaser, and shall each contain a provision to the effect that the Seller may assign such Business Contracts to any Person who acquires the Business without prior consent of any other party to such Business Contracts. Such Business Contracts shall be assumed by the Purchaser pursuant to the Assumption Agreement.

     (c) From the date hereof until the Closing Date, the Seller will not (i) take or agree or commit to take any action that would make any representation and warranty of the Seller hereunder inaccurate in any respect on, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     (d) From the date hereof until the Closing Date, the Seller shall furnish to the Purchaser information with respect to the suppliers, customers and distributors (if any) of the Seller as requested by the Purchaser, and shall cooperate and use its best efforts to assist the Purchaser in (i) establishing business relationships with the dealers, distributors, customers, suppliers and service providers of the Seller and any other parties relating to the Business and (ii) entering into a lease contract effective as of the Closing Date with each owner of the Leased Real Property as of the Closing Date on terms not less favorable than the existing terms available to the Seller.

     SECTION 5.02 Access to Information. (a) From the date hereof until the Closing Date, the Seller (i) shall give the Purchaser, its counsel, financial advisors, auditors and other authorized representatives (upon prior notice to the Seller) full access to the offices, properties, books and records of the Seller, to conduct an evaluation and test of the Seller Intellectual Property, (ii) shall furnish to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data, customer information and other information relating to the Business as such Persons may reasonably request and (iii) shall instruct the employees, counsels and financial advisors of the Seller to cooperate with the Purchaser in its investigation of the Business; provided that no investigation pursuant to this Section 5.02 shall affect any representation or warranty given by the Seller hereunder.

     (b) The Purchaser shall have the right to review at any time the Records the original copies of which were retained by the Seller pursuant to Section 2.01(v).

     (c) Any investigation and review pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Seller.

     SECTION 5.03 Confidentiality. The Seller agrees to, and shall cause its Affiliates and its and their directors, managers, executives and other employees, agents, advisers (including, without limitation, legal, financial and accounting advisors) or representatives to treat and hold as confidential (and not disclose or provide access to any Person to), unless compelled to disclose by judicial or administrative process or by other requirement of Law, the existence and content of this Agreement, the transactions contemplated hereby, all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its Affiliates and its and their directors, managers, executives and other employees, agents, advisers (including, without limitation, legal, financial and accounting advisors) or representatives; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.

     SECTION 5.04 Approvals and Consents. (a) The Seller shall use its best efforts to (i) obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals; and (ii) assist the Purchaser to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements.

     (b) The Seller shall give promptly such notices to third parties and use its best efforts to obtain such third party consents as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller shall (i) promptly notify in writing any other party to each contract or agreement assumed by the Purchaser, with a copy of such notice to the Purchaser, of the intention to delegate to the Purchaser the Assumed Liabilities and (ii) use its best effort to obtain the written consent of such other party to the assumption of the Assumed Liabilities by the Purchaser. If any other party thereto fails to give such written consent prior to the Closing Date, the relevant contracts or agreements shall be excluded from the contracts or agreements to be assumed pursuant to the Assumption Agreement on the Closing Date.

     (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Seller or the Business.

     SECTION 5.05 Notice of Developments. Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of:

     (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which could have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect;

     (b) any notice or other communication from any Person alleging or stating that the Approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, is subject to any condition, or has been withheld;

     (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

     (d) any Action commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Seller or the Business that would have been required to have been disclosed pursuant to Section 3.07 or that relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 5.06 No Solicitation. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated, the Seller agrees that neither the Seller, nor any of its Affiliates and its and their directors, managers, executives and other employees, agents, advisers (including, without limitation, legal, financial and accounting advisors) or representatives shall, directly or indirectly, encourage, solicit or engage in any discussions, conversations or negotiations with, or provide any information to, any Person concerning the possible acquisition by such third party of all or any part of the Business or the Acquired Assets. The Seller shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Seller agrees promptly to notify the Purchaser of any contact by any Person with respect to any such possible acquisition. The Seller agrees not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of any confidentiality agreement to which the Seller is a party.

     SECTION 5.07 Use of Intellectual Property. (a) The Seller acknowledges that from and after the Closing Date, “UC”, “Longmaster UC” and all related names, marks and logos (collectively, all of such names, marks and logos being the “Company Marks”) shall be owned by the Purchaser.

     (b) From and after the Closing Date, the Seller shall not use any Seller Intellectual Property. The Seller shall not use the term “Longmaster” or* for any other purposes, except the use of such term in the company name of the Seller, or in any other business except the business (other than the Business to be transferred to the Purchaser) as currently being conducted as of the date hereof.

     SECTION 5.08 Non-Competition. (a) For a period of Five (5) years after the Closing (“Restricted Period”), the Seller shall not:

(i)	engage, directly or indirectly, solely or jointly with others, or through any form of ownership in another Person, or render financial assistance, or otherwise, anywhere in the world, in the research, development, sales, distribution, after-sales services or customer training, or operation in any means (whether for purposes of making profit) of any instant messaging system or any other business that competes with the instant messaging system operated by the Purchaser; or

(ii)	for the purposes of conducting any business similar to or competitive with the Business, actively call upon, solicit, advise or otherwise do or attempt to do business with any customers, clients, partners or Purchaser employees of the Business other than on behalf of the Purchaser or its Affiliate; or

(iii)	actively solicit, hire or otherwise employ any employees of the Purchaser.

     (b) The Restricted Period shall be extended by the length of any period within the Restricted Period during which the Seller is in breach of the terms of this Section 5.08.

     (c) The Seller acknowledges that the covenants of the Seller set forth in this Section 5.08 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement. The Seller acknowledges that this Section 5.08 constitutes a covenant independent of other provisions of this Agreement.

     SECTION 5.09 Excluded Liabilities. The Seller shall pay and discharge the Excluded Liabilities as and when the same become due and payable.

     SECTION 5.10 Employment. (a) As of the Closing Date, the Purchaser shall issue an offer letter in the form of Exhibit E to each of the employees listed on Disclosure Schedule 3.19(a) in accordance with the terms and conditions of the Employment Contract for Key Employees, and issue an offer letter in the form of Exhibit C to each of the employees listed on Disclosure Schedule 3.19(b) in accordance with the terms and conditions of the Employment Contract. From the date hereof until the Closing Date, the Seller agrees to cause each such employee to sign a counterpart of the Employment Contract or Employment Contract for Key Employees with a term of no less than one (1) year effective from the Closing Date. As used herein, “Transferred Employee” shall mean each employee who accepts such offer and enters into the Employment Contract or Employment contract for Key Employees prior to or on the Closing Date.

     (b) The Seller shall terminate the employment or any other service arrangement of each Transferred Employee on the Closing Date, and pay off the salary and bonus for each Transferred Employee within thirty (30) days of the Closing Date and use its best endeavors to handle or assist in handling all procedures necessary for the transfer of the employment relationships and social insurance of the Transferred Employees to the Purchaser. The Seller acknowledges (i) that the term of employment between each Transferred Employee and the Seller shall not be carried over to the term of employment to serve the Purchaser and (ii) that the Seller shall be responsible for all accrued but unpaid compensation, bonus, commissions, severance pay and Social Insurance fees owed to any Transferred Employees prior to the Closing.

     SECTION 5.11 Further Actions. The Seller shall use all reasonable efforts to take, or cause to be taken, all appropriate actions, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 6

TAX MATTERS

     SECTION 6.01 Indemnity. The Seller agrees to indemnify and hold harmless the Purchaser against the following Taxes and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Seller on or prior to the Closing Date; and (ii) Taxes imposed on the Seller as a result of any breach of warranty or misrepresentation under Section 3.18.

     SECTION 6.02 Transaction Taxes. The Seller and the Purchaser shall each be responsible for paying Taxes assessed against the Seller or Purchaser, as the case may be, arising from, or in connection with, the transactions contemplated by this Agreement pursuant to all applicable Laws. Subject to such applicable Laws and without limiting the generality of the preceding sentence, the Seller shall be responsible for paying the following Taxes: (i) the business taxes levied on the transfer of the Seller Intellectual Property and other intangible assets, including, without limitation, the goodwill identified on Exhibit F; (ii) the stamp duty assessed against the Seller; and (iii) all corporate income taxes of the Seller arising from or in connection with the transactions contemplated by this Agreement. The Purchaser shall be responsible for paying the stamp duty assessed against the Purchaser.

     SECTION 6.03 Withholding. If the Purchaser is required by applicable Laws or Governmental Orders to deduct or withhold any Taxes from any payment under this Agreement for the account of the Seller, the Seller agrees that the Purchaser shall be entitled to make such deduction or withholding from the payment in accordance with the applicable Laws or Governmental Orders and pay such Taxes to the tax authorities or other Governmental Authority; provided, however, that the Purchaser will not make such deduction or withholding if it determines, in its sole discretion, that all Taxes payable by the Seller arising from or in connection with the transactions contemplated by this Agreement have been settled with the tax authorities or other relevant Governmental Authority. The Purchaser agrees to forward to the Seller copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid to the relevant taxation or other Governmental Authority.

ARTICLE 7

CONDITIONS TO CLOSING

     SECTION 7.01 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. The Purchaser shall have performed in all material respect all of its obligations hereunder required to be performed by it at or prior to the Closing Date. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date. The Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

     (b) No Action. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely affect the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement;

     (c) Resolutions. The Seller shall have received a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and thereby;

     (d) Power of Attorney. The Seller shall have received a Power of Attorney from the Purchaser certifying the names of the officers of the Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder; and

     (e) Ancillary Agreements. The Purchaser shall have executed and delivered to the Seller each of the Ancillary Agreements to which it is a party.

     SECTION 7.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. The Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date. The Purchaser shall have received a certificate signed by the General Manager of the Seller to the foregoing effect;

     (b) No Action. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions;

     (c) Legal Opinion. The Purchaser shall have received from Beijing Jun He Law Office a legal opinion, addressed to the Purchaser and dated the Closing Date, substantially in the form of Exhibit G;

     (d) Resolutions. The Purchaser shall have received a true and complete copy of the resolutions duly and validly adopted at a shareholder meeting duly convened with all stockholders of the Seller voting in favor evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and thereby;

     (e) Power of Attorney. The Purchaser shall have received a Power of Attorney from the Seller certifying the names of the officers of the Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

     (f) Consents and Approvals. The Purchaser shall have received, each in form and substance satisfactory to the Purchaser, (i) all authorizations, consents, orders and approvals of all Governmental Authorities which the Purchaser deems necessary or desirable for the operation of the Business by the Purchaser in the same way as presently conducted or as contemplated to be conducted by the Seller, other than the approvals listed on Disclosure Schedule 3.04(a); and (ii) all third party consents for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

     (g) Ancillary Agreements. The Seller shall have executed and delivered to the Purchaser each of the Ancillary Agreements to which it is a party;

     (h) Employees. The Purchaser shall have received counterparts of an Employment Contract for Key Employees executed by each employee listed on Disclosure Schedule 3.19(a);

     (i) No Material Adverse Event. None of the following events shall have occurred or be reasonably likely to occur: (i) one or more of the key management personnel currently employed by Longmaster and listed on Disclosure Schedule 3.19(a) is unable or unwilling to enter into an employment contract with the Purchaser in the form of Exhibit E hereto; (ii) the Longmaster UC Product operated by the Seller can no longer be operated; or (iii) all or substantially all of the user information data of the Longmaster UC Product is damaged or lost.

ARTICLE 8

INDEMNIFICATION

     SECTION 8.01 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement and the Ancillary Agreements and other statements contained in the Acquisition Documents shall become void upon the termination of the applicable statutory period of limitation for the relevant claims or liabilities. However, any statement, representation and warranty in respect of which indemnity may be sought under Section 8.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, until such claim has been finally resolved, if notice of the inaccuracy giving rise to such right to indemnity shall have been given to the Seller by the Purchaser prior to such time.

     SECTION 8.02 Indemnification by the Seller. The Seller shall indemnify the Purchaser, its Affiliates and their respective directors, managers and other employees, agents, assigns or successors (the “Indemnified Party”) from and against any and all losses, damages, liabilities, claims, costs (including attorneys’ fees), expenses, charges, penalties and interest (collectively, the “Losses”), arising out of or resulting from:

(i)	a breach of any representation or warranty of the Seller contained herein and any Ancillary Agreement to which it is a party;

(ii)	any breach or nonperformance of any covenant or agreement of the Seller contained herein and any Ancillary Agreement to which it is a party; or

(iii)	any Excluded Liabilities.

     SECTION 8.03 Notice of Losses; Third Party Claim. (a) If the Indemnified Party determines that it has a right of indemnification from the Seller under this Agreement, it shall give a written notice to the Seller within sixty (60) days of such determination, stating the amount of Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification arises.

     (b) if the Indemnified Party shall receive notice of any Action, audit, demand or investigation made or brought by any third party or which may give rise to a claim of the Losses under this Article 8 (“Third Party Claim”) against it, the Indemnified Party shall give the Seller notice of such Third Party Claim; provided, however, that the failure to provide such notice to the Seller by the Indemnified Party shall not release the Seller from any of its obligations under this Article 8 to provide indemnification or otherwise with respect to such Third Party claim . If the Seller agrees in writing to indemnify the Indemnified Party against any Losses that may arise out of or result from such Third Party Claim within five (5) days of the receipt of such notice from the Indemnified Party, then the Seller shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Seller, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Seller. In the event that the Seller exercises the right to undertake any such defense against any such Third Party Claim, the Purchaser agrees to cooperate with the Seller in such defense and make available to the Seller, at the Seller’s expense, all witnesses, pertinent records, and other materials and information in the Purchaser’s possession or under the Purchaser’s control relating thereto as is reasonably required by the Seller. Similarly, in the event the Purchaser is conducting the defense against any such Third Party Claim, the Seller agrees to cooperate with the Purchaser in such defense and make available to the Purchaser, at the Seller’s expense, all such witnesses, records, and other materials and information in the Seller’s possession or under the Seller’s control relating thereto as is reasonably required by the Purchaser.

ARTICLE 9

TERMINATION

     SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by the Purchaser if, between the date hereof and the time scheduled for the Closing:

(i)	one or more events as described in Section 7.02(i) occur;

(ii)	the representations and warranties of the Seller contained in this Agreement shall not have been true and correct in all material respects when made; or

(iii)	the Seller shall not have complied in all material respects with the covenants or agreements contained in this Agreement.

     (b) by either the Seller or the Purchaser if the Closing shall not have occurred within three (3) months from the date hereof; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

     (c) by either the Seller or the Purchaser in the event that any Governmental Authority of the PRC shall have issued a general order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

     (d) by the mutual written consent of the Seller and the Purchaser.

     SECTION 9.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.03, Article 8 and Section 10.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

ARTICLE 10

GENERAL PROVISIONS

     SECTION 10.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a) if to the Seller:

Guiyang Longmaster Information Technology Co.,
Ltd.
Room 1103, Torch Software Garden
Chuang Ye Road, Xin Tian Avenue
Guiyang City, Guizhou Province

Telephone: 0851-384 2119

Telecopy: 0851-383 3983
Attention: Huang Guohong

     (b)    if to the Purchaser:

Beijing Davidhill Internet Technology Service. Co., Ltd.
Room 608, 6/F, Ride Building, 5
Yumindonglu, Western District, Beijing
Telephone: 010-8203-1006

Telecopy: 010-8203-1009
Attention: Wang Wei

     SECTION 10.03 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

     SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the economic substance of the transactions as originally contemplated can be preserved to the greatest extent possible.

     SECTION 10.05 Entire Agreement. This Agreement, the Exhibits and the Disclosure Schedule attached hereto, and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

     SECTION 10.06 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if approved in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

     SECTION 10.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 10.06.

     SECTION 10.08 Assignment and Succession. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Seller. The provisions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

     SECTION 10.09 Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective lawful assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

     SECTION 10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.

     SECTION 10.11 Dispute Resolution. (a) Any dispute arising from, or in connection with, this Agreement shall be referred to the Beijing Arbitration Commission (“Commission”) for arbitration in Beijing in accordance with the Rules of Arbitration of the Commission and this Section 10.11. .

     (b) The arbitral tribunal shall be composed of three (3) arbitrators. One arbitrator shall be appointed by the Seller, one arbitrator shall be appointed by the Purchaser, and the third arbitrator, who shall serve as Chairman of the arbitration tribunal, shall be appointed through the mutual agreement of the other two arbitrators.

     (c) The award of the arbitration tribunal shall be in writing and final and binding upon the parties and may be enforced in any court of competent jurisdiction. The losing party shall be responsible for the costs of the Commission, the fees of the arbitration, the expenses of the arbitration proceedings, and all costs and expenses of enforcement of any arbitral award. The arbitration tribunal shall make an award as to the respective parties’ costs not otherwise specified in this Section 10.11.

     SECTION 10.12 Effectiveness. This Agreement shall become effective on the date on which this Agreement has been executed by the Seller and the Purchaser.

     SECTION 10.13 Language. This Agreement is signed in Chinese.

     SECTION 10.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURES BEGIN ON NEXT PAGE]

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by the Seller and the representative duly authorized by the Purchaser.

GUIYANG LONGMASTER INFORMATION TECHNOLOGY CO., LTD.
By:	/s/ Jin Guowen
	Name:	Jin Guowen
	Title:	Director

BEIJING DAVIDHILL INTERNET TECHNOLOGY SERVICE CO., LTD.
By:	/s/ Wang Wei
	Name:	Wang Wei
	Title:	Chairman

Exhibit A

Form of Assumption Agreement

Exhibit B

Form of Bill of Sale and Assignment

Exhibit C

Form of Employment Contract

Exhibit D

Form of Intellectual Property Assignment and License Agreement

Exhibit E

Form of Employment Contract for Key Employees

Exhibit F

Allocation of Purchase Price and Invoices

Exhibit G

Form of Legal Opinion of Seller’s Counsel